MEMBERSHIP INTEREST PURCHASE AGREEMENT

This is a Membership Interest Purchase Agreement (this “Agreement”), dated as of August 22, 2016 (the “Effective Date”), by and among Elk Horn Coal Acquisition LLC, a Delaware limited liability company (“Buyer”) and Rhino Energy LLC, a Delaware limited liability company (“Seller”), the sole member of The Elk Horn Coal Company, LLC, a Delaware limited liability company (the “Company”).

WHEREAS Seller owns one hundred percent (100%) of the membership interests of the Company and desires to sell to Buyer, and Buyer desires to purchase from Seller, one hundred percent (100%) of the membership interests of the Company, pursuant to the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by each of the parties to this Agreement, the parties agree as follows:

ARTICLE 1
Definitions and Rules of Interpretation

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Acquisition Documents” shall mean this Agreement, the Employment Agreement between the Company and Joseph Funk, and all other agreements, certificates, opinions, instruments or documents contemplated by, required by or referred to in, this Agreement related to the consummation of the transactions contemplated by this Agreement.

(b) “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(c) “Additional Compensation Payments” means any and all bonus payments, change of control payments, retention payments, incentive compensation payments, severance payments, service award payments or other similar payments payable by the Company or any of the Company Subsidiaries to any of the Company’s or the Company Subsidiaries’ employees, officers, managers or directors, at or before the Closing Date or as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement or the other Acquisition Documents, plus the amount of any payroll taxes or similar amounts incurred by the Company in connection with such payments.

(d) “Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. “Agreement” shall have the meaning set forth in the preamble.

(e) “Allocation Schedule” shall have the meaning set forth in Section 7.9.

(f) “Balance Sheet” shall have the meaning set forth in Section 4.5.

(g) “Balance Sheet Date” means July 31, 2016.

(h) “Books and Records” shall mean originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, maintenance files, research and development files, records and data (including all correspondence with any Governmental or Regulatory Authority), strategic plans, internal financial statements, material and research and files relating to the Company’s Intellectual Property.

(i) “Bonds” shall have the meaning set forth in Section 4.16.

(j) “Business” means the business and operations of the Company and the Company Subsidiaries, as conducted by the Company and the Company Subsidiaries as of the date of this Agreement.

(k) “Business Days” shall mean all days other than any Saturday, Sunday or legal holiday in Lexington, Kentucky or New York, New York.

(l) “Buyer Breach Claim” shall have the meaning set forth in Section 10.4(b).

(m) “Buyer Indemnified Taxes” means liabilities of the Company for Taxes of the Company for any Post-Closing Tax Period.

(n) “Charter Documents” shall include, as applicable, articles of incorporation, certificate of incorporation, articles of organization, certificate of formation, certificate of limited partnership, bylaws, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or any comparable organizational or governing documents.

(o) “Claim” shall have the meaning set forth in Section 10.5.

(p) “Closing” shall mean the consummation of the transactions contemplated by this Agreement in accordance with the provisions hereof.

(q) “Closing Date” shall have the meaning set forth in Section 9.1.

(r) “Code” means the Internal Revenue Code of 1986, as amended.

(s) “Company” shall have the meaning set forth in the preamble.

(t) “Company Bond Claim” shall have the meaning set forth in Section 10.2(f).

(u) “Company Breach Claim” shall have the meaning set forth in Section 10.2(a).

(v) “Company Contracts” shall have the meaning set forth in Section 4.10.

(w) “Company Disclosure Letter” shall have the meaning set forth in Article 4.

(x) “Company Fraud Claim” shall have the meaning set forth in Section 10.2(b).

(y) “Company Indemnified Taxes” means liabilities of the Company for Taxes of the Company for any Pre-Closing Tax Period.

(z) “Company’s Intellectual Property” shall have the meaning set forth in Section 4.17.

(aa) “Company Material Adverse Effect” means any change, event, occurrence, circumstance or development which, individually or in the aggregate, (a) has a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided that none of the following, in and of itself or themselves, shall constitute a Company Material Adverse Effect: (i) changes in the economy or financial markets generally in the United States or other countries in which the Company or the Company Subsidiaries conduct material operations; (ii) any loss or threatened loss of, or adverse change in, the relationship of the Company or the Company Subsidiaries with its customers, employees or suppliers caused by the pendency or the announcement of the transactions contemplated by this Agreement; (iii) changes in GAAP after the date of this Agreement; (iv) changes that are the result of factors generally affecting the coal industry in the geographic areas in which the Company and the Company Subsidiaries operate including the price of coal); (v) the announcement of the execution of this Agreement or the performance of the obligations under this Agreement; (vi) changes in any applicable Law, rule or regulation or the application thereof; (vii) the commencement, occurrence, continuation or escalation of any war, armed hostility or acts of terrorism; and (viii) any failure by the Company or the Company Subsidiaries to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect; provided, further, that, with respect to clauses (i), (iii), (iv), (vi) and (vii), such change, event, circumstance or development does not (A) primarily relate only to (or have the effect of primarily relating only to) the Company or the Company Subsidiaries or (B) disproportionately adversely affect the Company or the Company Subsidiaries compared to other companies of similar size operating in the coal industry; or (b) impairs or would be reasonably expect to impair in any material respect the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement on a timely basis.

(bb) “Company’s Operations” means those land holding company and leasing activities performed by the Company or the Company Subsidiaries.

(cc) “Company Permits” shall have the meaning set forth in Section 4.16(a).

(dd) “Company Permit Claim” shall have the meaning set forth in Section 10.2(g).

(ee) “Company Securities” shall have the meaning set forth in Section 4.2(b).

(ff) “Company Subsidiaries” means, collectively the Person’s set forth on Schedule 4.1 of the Company Disclosure Letter.

(gg) “Contracts” means any agreements, contracts, leases (whether for real or personal property), purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, notes, bonds, mortgages, indentures, instruments or other obligations or commitments to which a Person is a party or by which a Person or any of its assets are bound or affected, whether written or oral.

(hh) “Deeds” shall have the meaning set forth in Section 4.12(a).

(ii) “Deferred Payment” shall have the meaning set forth in Section 2.2(b).

(jj) “Direct Claim” shall have the meaning set forth in Section 10.5(d).

(kk) “Effective Date” shall have the meaning set forth in the preamble.

(ll) “Encumbrance” means any claim, lien, option, charge, easement, reservation, pledge, proxy, voting trust, license, tax assessment, deed of trust, right of first refusal, right of first offer, security interest, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or similar limitation in the nature thereof, whether voluntarily incurred or arising by operation of Law.

(mm) “Environmental Laws” means all applicable U.S. federal, state, district and local Laws, all rules or regulations promulgated thereunder, and all Orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (a) Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and (b) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Surface Mining Control and Reclamation Act of 1977 and all analogous Laws promulgated or issued by any state or other Governmental or Regulatory Authority.

(nn) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(oo) “Excluded Buyer Claims” shall have the meaning set forth in Section 10.3(b).

(pp) “Excluded Company Claims” shall have the meaning set forth in Section 10.3(a).

(qq) “Final Tax Returns” shall have the meaning set forth in Section 7.1(a).

(rr) “Financial Statements” shall have the meaning set forth in Section 4.5.

(ss) “FIRPTA Certificate” shall have the meaning set forth in Section 8.3.

(tt) “Fundamental Representations” shall mean the representations and warranties set forth in Sections 4.1, 4.2, 4.3 4.4, 4.7, 4.22 and 4.23.

(uu) “GAAP” means generally accepted accounting principles as applied in the United States.

(vv) “Governmental or Regulatory Authority” means any supranational, national, state, municipal, local or foreign government or any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, ministry or a branch thereof, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, province, county, city or other political subdivision.

(ww) “Hazardous Substance” shall have the meaning set forth in Section 4.22(c).

(xx) “Indemnified Party” shall have the meaning set forth in Section 10.2.

(yy) “Indemnifying Party” shall have the meaning set forth in Section 10.2.

(zz) “Independent Auditor” means a certified public accounting firm mutually selected by the parties, a public accounting firm jointly selected by the Seller and the Buyer.).

(aaa) “Interests” shall mean 100% of the membership interests of the Company which the Seller is selling to Buyer pursuant to this Agreement.

(bbb) “Law” or “Laws” means any law, common law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other guideline, interpretation or pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

(ccc) “Leased Real Property” shall have the meaning set forth in Section 4.12(b).

(ddd) “Leases” shall have the meaning set forth in Section 4.12(b).

(eee) “Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

(fff) “Loss” or “Losses” shall have the meaning set forth in Section 10.2.

(ggg) “Order” means any writ, judgment, decree, injunction, assessment, decision, ruling, award, settlement or stipulation or similar order issued, promulgated or entered into by or with any Governmental or Regulatory Authority (in each such case whether preliminary or final).

(hhh) “Out Leased Property” shall have the meaning set forth in Section 4.12(c).

(iii) “Owned Real Property” shall have the meaning set forth in Section 4.12(a).

(jjj) “Permits” means any mining permits, mining rights, mining licenses, re-mining agreements and similar authorizations and approvals and other licenses, franchises, permits, filings, exemptions, notices, certificates, consents, approvals or similar authorizations of, from or by a Governmental or Regulatory Authority.

(kkk) “Permitted Encumbrances” means: (i) liens for Taxes and other inchoate statutory liens not yet delinquent or which are being contested in good faith and by appropriate proceedings; (ii) private, public and utility easements, rights of way and roads and highways, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of the coal industry which do not impair the Company’s business operations as presently conducted; (iii) any matter of public record except those in derogation of the warranties hereinabove made; (iv) governmental building, zoning or other Laws of the jurisdictions in which the Real Property is located, and (v) those Mortgage Liens contemplated to be released post-Closing pursuant to Section 6.1 hereof.

(lll) “Person” means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, Governmental or Regulatory Authority or any similar entity.

(mmm) “Personal Property” shall have the meaning set forth in Section 4.13.

(nnn) “Post-Closing Tax Period” means any Taxable period that commences after the Closing Date (or portion thereof).

(ooo) “Pre-Closing Tax Period” means, except as otherwise set forth herein, any Taxable period ending on or before the Closing Date and the portion ending on and including the Closing Date of any Taxable period that commences prior to and includes (but does not end on) the Closing Date.

(ppp) “Real Property” shall have the meaning set forth in Section 4.12(b).

(qqq) “Related Party” means (a) any of the Company’s officers, managers, members, or Affiliates and any officers, directors, partners, associates or relatives of such officers, managers, members and Affiliates, and (b) any Person in which the Company or any of the Company’s officers, managers, members, or Affiliates, or any Affiliate, associate or relative of any such Person has any direct or indirect interest.

(rrr) “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(sss) “Restricted Period” shall have the meaning set forth in Section 6.4(a).

(ttt) “Seller Certification” shall have the meaning set forth in Section 8.3(c).

(uuu) “Seller’s Management” shall mean William Tuorto, Richard Boone, Whitney Kegley, Brian Aug, Chad Hunt, Elizabeth Branham, and Scott Morris.

(vvv) “Subsidiary” means any Person in which the Company or Buyer, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, or the voting control of, such Person.

(www) “Tax” or “Taxes” (and with correlative meanings, “Taxable” or “Taxing”) means any federal, state, local, provincial or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), mineral, unmined mineral, abandoned mine land fee, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative, advance corporation or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any Liability for the payment of any amount of the type previously described as a result of (a) being a transferee (within the meaning of Section 6901 of the Code) or another Person, or (b) being a member of an affiliated or combined group.

(xxx) “Tax Return” means any return, declaration, form, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

(yyy) “Transition Period” shall have the meaning set forth in Section 5.1(c).

(zzz) “Third-Party Claim” shall have the meaning set forth in Section 10.4(b).

(aaaa) “Third Party Leases” shall have the meaning set forth in Section 4.12(c).

(bbbb) “Threshold Amount” means One Hundred Thousand Dollars ($100,000).

(cccc) “To the knowledge” or “knowledge” of a party (or similar words or phrases) shall mean the actual knowledge, of (a) with respect to the Buyer, the managers, directors and officers of the Buyer, and (b) with respect to the Seller, the Company or the Company Subsidiaries, the managers, directors and officers of the Seller, the Company and the Company Subsidiaries.

1.2 Additional Terms. Other capitalized terms used in this Agreement but not defined in Section 1.1 shall have the meanings ascribed to them wherever such terms first appear in this Agreement, or, if no meanings are so ascribed, the meanings customarily associated with such terms.

1.3 Rules of Interpretation.

(a) The singular includes the plural and the plural includes the singular.

(b) The word “or” is not exclusive.

(c) A reference to a Person includes its permitted successors and permitted assigns.

(d) Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

(e) The words “include,” “includes” and “including” are not limiting.

(f) A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

(g) References to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

(h) References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include subordinate legislation made under the relevant statute or statutory provision.

(i) The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

(j) References to “days” shall mean calendar days, unless the term “Business Days” shall be used. References to a time of day shall mean such time in Lexington, Kentucky, unless otherwise specified.

(k) The Acquisition Documents are the result of negotiations among, and have been reviewed by, Buyer and the Seller. Accordingly, the Acquisition Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any party.

ARTICLE 2
Purchase and Sale

2.1 Purchase of the Interests. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer and deliver to Buyer, and Buyer hereby agrees to purchase from Seller, the Interests.

2.2 Purchase Price. The total purchase price (the “Purchase Price”) for the Interests shall be Twelve Million Five Hundred Thousand Dollars ($12,500,000): of which

(a) subject to settlement of certain property Taxes as set forth in Section 2.3, Eleven Million Dollars ($11,000,000), to be paid in cash in full by Buyer to Seller at Closing (the “Closing Payment”), and

(b) subject to offset pursuant to Section 10.5(e), the remainder shall be paid in ten (10) equal monthly installments of $150,000 on the 20th day of each calendar month beginning on September 20, 2016 (the “Deferred Payments”).

2.3 Property Taxes. Buyer and Seller agree that prepaid property Taxes and unmined mineral Taxes of the Company shall be considered to be pro-rated as of the Closing Date. Notwithstanding the foregoing, Buyer and Seller agree that the Closing Payment will be reduced by Five Hundred Thousand Dollars ($500,000) in full settlement of any known or unknown prepaid property and unmined mineral Taxes that are unpaid as of the Closing Date. Any such Taxes that are or shall become due on or following the Closing Date shall be the sole responsibility of the Buyer, without recourse to the Seller.

2.4 Accounts Receivable. Buyer and Seller agree that all receivables of the Company shall be transferred with the Interest to the Buyer at the Closing.

ARTICLE 3
Representations and Warranties of Buyer

Buyer represents and warrants to the Seller, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization, Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized pursuant to and in accordance with the laws governing Buyer and its Charter Documents, and no other proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.2 No Conflicts. The execution, delivery and performance by Buyer of this Agreement does not, and the performance by Buyer of its obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a violation of, or constitute a breach or default under, (a) any of the terms, conditions or provisions of the Charter Documents of Buyer, (b) any material Contract, permit or other instrument to which Buyer is subject, or (c) any material Law or Order to which Buyer is subject.

3.3 Approvals, Consents and Notices. No consent, approval, waiver, authorization, notice or filing with any Governmental or Regulatory Authority is required to be made or obtained in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain or deliver any such consent, approval, waiver, authorization, notice or filing would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

3.4 Financing. Buyer has or will have funds available to them sufficient (a) to pay the Purchase Price and (b) to pay all related fees and expenses and otherwise to consummate the transactions contemplated by this Agreement.

3.5 Brokers’ and Finders’ Fees. Buyer has not entered into and will not enter into any Contract, agreement, arrangement or understanding with any Person which will result in the obligation of Buyer to pay any finder’s fee, brokerage commission, or similar payment in connection with the transactions contemplated hereby.

3.6 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer any of its Affiliates or any properties or rights of Buyer or any of its Affiliates, before any court or other Governmental or Regulatory Authority, which, individually or in the aggregate, has had or would have a material adverse effect on, or otherwise materially impair or materially delay, Buyer’s ability to consummate the transactions contemplated by this Agreement. Neither Buyer nor any of its Affiliates, nor any properties or rights of Buyer or any of its Affiliates, is subject to any Order, which, individually or in the aggregate, has had or would have a material adverse effect on, or otherwise materially impair or materially delay, Buyer’s ability to consummate the transactions contemplated by this Agreement.

3.7 Applicant Violator System. Neither Buyer, nor any Person “owned or controlled” by Buyer, nor to the knowledge of Buyer, any Person that “owns or controls” Buyer, has been notified in writing by the U.S. Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation at (30 U.S.C. §§ 1201 et seq.), or any comparable state statute, that it is: (a) ineligible to receive surface mining permits; or (b) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., “permit blocked.” As used herein, the terms “own,” “owner,” or “ownership” and “control” or “controller” shall be defined as set forth in 30 C.F.R. § 701.5.

ARTICLE 4
Representations and Warranties of Seller

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Buyer by the Seller (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be a deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Seller hereby represents and warrants to Buyer that:

4.1 Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The subsidiaries of the Company (the “Company Subsidiaries”) are all set forth on Schedule 4.1 of the Company Disclosure Letter, and are duly organized, validly existing and in good standing under the laws of the states set forth for each Company Subsidiary on Schedule 4.1 of the Company Disclosure Letter. The Company and the Company Subsidiaries are duly qualified to do business as foreign entities and are in good standing in each jurisdiction where the failure to so qualify would have a Company Material Adverse Effect. The Company has made available to Buyer complete and correct copies of the Company’s and the Company Subsidiaries’ Charter Documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Each of the Company and the Company Subsidiaries has all corporate, limited liability company or similar powers and authority required to own, lease and operate its respective properties and carry on its business as now conducted.

4.2 Capitalization.

(a) All of the Interests, as of the date of this Agreement, are held by Seller. The Interests are not certificated. The Company Subsidiaries have the capital stock and other equity interests outstanding as set forth on Schedule 4.2(a) of the Company Disclosure Letter, all of which capital stock and other equity interests are held by the Company. All of the Interests and all of the capital stock and other equity interests of the Company Subsidiaries have been duly authorized and validly issued, and are fully paid and non-assessable. None of the Interests or the capital stock or other equity interests of the Company Subsidiaries has been issued in violation of any federal, state or other Law pertaining to the issuance of securities or in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b) There are not issued, reserved for issuance or outstanding: (i) units, membership interests, shares of capital stock or other voting securities or equity interests of the Company or the Company Subsidiaries, except as set forth in Schedule 4.2(b) of the Company Disclosure Letter; (ii) securities of the Company or any of the Company Subsidiaries convertible into or exchangeable or exercisable for units, membership interests, shares of capital stock or voting securities or equity interests of the Company or any Company Subsidiary; (iii) options, warrants, agreements, calls, conversion rights, exchange rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire from the Company or any of the Company Subsidiaries, or obligations of the Company or any of the Company Subsidiaries to issue, any units, membership interests or shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for units, membership interests or shares of capital stock, voting securities or other equity interests of the Company or any Company Subsidiary; or (iv) stock appreciation rights, “phantom” stock rights, performance units, other equity equivalent interests in the ownership or earnings of the Company or other similar rights in respect of the Company (the securities described in clauses (i) through (iv) are collectively referred to herein as the “Company Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights or other rights or obligations of any kind which obligate the Company or any of the Company Subsidiaries to sell, issue or deliver, or cause to be sold, issued or delivered, any Company Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound relating to the voting or registration of any units, shares of capital stock or other equity interests of the Company or any of the Company Subsidiaries. Except as set forth in Schedule 4.2(b) of the Company Disclosure Letter, none of the Interests or the equity interests in the Company Subsidiaries is subject to any voting trust, transfer restrictions or other similar arrangements.

(c) Except as set forth in Schedule 4.2(c) of the Company Disclosure Letter, since the Balance Sheet Date, (i) the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and (ii) neither the Company nor any of the Company Subsidiaries has issued, sold or repurchased any Company Securities, and their respective boards of managers or boards of directors, as applicable, have not authorized any of the foregoing.

(d) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which Seller may vote are outstanding.

4.3 Title to Equity Interests in the Company Subsidiaries. Except as set forth on Schedule 4.3 of the Company Disclosure Letter, the Company has, and at the Closing will have, good title to all equity interests in the Company Subsidiaries, free and clear of all Encumbrances and free and clear of any restriction on the right to vote, sell or otherwise dispose of such equity interests. There are no outstanding purchase agreements, options, warrants, or other rights of any kind whatsoever entitling any Person to acquire or purchase any interest in the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any Person except for the Company Subsidiaries.

4.4 Authority; No Conflict.

(a) The Company has all requisite power and authority and has taken all requisite limited liability company action in order to execute, deliver and perform its obligations under this Agreement and under the other Acquisition Documents and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties to this Agreement, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors or (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b) Except as set forth on Schedule 4.4(b) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the other Acquisition Documents do not and will not (i) conflict with or result in any violation of, constitute a breach or default (or an event that with notice or the lapse of time on both would become a default) under, or create in any Person the right to terminate, modify, cancel or require any notice under, (A) any term of the certificate of formation or limited liability company agreement of the Company or the comparable Charter Documents of the Company Subsidiaries, (B) any material Contract, agreement, permit or other instrument to which the Company, any of the Company Subsidiaries or any of their respective assets is subject, or (C) any material Law or Order to which the Company or any of the Company Subsidiaries or any of their respective assets is subject, (ii) result in the creation of any material Encumbrance upon any of the properties or assets (whether real or personal, tangible or intangible) of the Company or any of the Company Subsidiaries, or (iii) trigger, or otherwise create in any Person, any contractual, statutory or other appraisal rights.

4.5 Financial Statements. The Company has previously made available to Buyer true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) audited, consolidated balance sheets and statements of income, changes in member’s equity and cash flows as of and for the year ended December 31, 2015, all of which are contained in and are a part of the consolidated financials of Rhino Resource Partners LP, and (b) an unaudited internally-prepared interim, consolidated balance sheet (the “Balance Sheet”) and statements of income, changes in member’s equity and cash flows as of and for the quarterly period ended July 31, 2016. The Financial Statements: (i) were prepared in accordance with GAAP consistently applied, except, in the case of interim Financial Statements, for the absence of notes thereto and year-end adjustments and accruals made in the ordinary course of business consistent with past practice and (ii) present fairly, in all material respects, the financial position and results of operations of the Company and the Company Subsidiaries, on a consolidated basis, at the dates and for the periods indicated therein, in each case in accordance with GAAP.

4.6 Absence of Material Change. Except as set forth in Schedule 4.6 of the Company Disclosure Letter, since the Balance Sheet Date, the Business has been conducted in the ordinary course of business and no Company Material Adverse Effect, or event, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, has occurred. In addition to and without limiting the generality of the foregoing, except as set forth on Schedule 4.6 of the Company Disclosure Letter, since the Balance Sheet Date, neither the Company nor any of the Company Subsidiaries has:

(a) amended, or proposed any amendment to, the Company’s certificate of formation or limited liability company agreement or the comparable Charter Documents of any Company Subsidiary;

(b) (i)(A) declared, set aside or paid any dividend or other distribution (whether in cash, stock, other equity interests or other property or any combination thereof) with respect to its membership units, capital stock or other equity interests, except to the Company or another wholly-owned Company Subsidiary, or (B) redeemed, purchased or otherwise acquired, directly or indirectly, any of its membership units, capital stock or other securities; (ii) issued, sold, pledged, disposed of or encumbered, or authorized the issuance, sale, pledge, disposal or Encumbrance of, or offered to issue, sell, pledge, dispose of or encumber any (A) additional membership units or shares of its capital stock or other equity interests, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any membership units or shares of its capital stock or other equity interests or securities convertible into or exchangeable for any membership units or shares of its capital stock or other equity interests, or (C) of its other securities; or (iii) split, combined or reclassified, or amended any of the terms of, any of its outstanding membership units, capital stock or other equity interests;

(c) acquired or agreed to acquire or agreed to be acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, (i) any Person or business or division thereof or (ii) any material assets or rights, except, with respect to this clause (ii), (A) purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice or (B) other purchases of assets required by existing Contracts as in effect as of the date hereof;

(d) entered into, amended or otherwise modified in any material respect or terminated (or consented to the termination of) any Company Contract, or any Contract that, if in effect as of the date hereof, would constitute a Company Contract, or waived, released or assigned any material rights or material claims thereunder;

(e) transferred, leased, licensed, sold, mortgaged, pledged, disposed of or otherwise encumbered or subjected to any lien any material assets (tangible or intangible, real or personal), other than (i) as required by existing Contracts as in effect as of the date hereof, or (ii) sales of inventory in the ordinary course of business, consistent with past practice and on arm’s length terms;

(f) hired or agreed to hire any new or additional officers;

(g) except as required under the terms of any existing Plan or Contract, or to comply with applicable Law, (i) adopted, entered into, terminated, amended or increased the amount, or accelerated the payment or vesting, of any benefit or award or amount payable under any Plan or Contract for the current or future compensation, benefit or welfare of any manager, officer or employee, (ii) materially increased in any manner the compensation or fringe benefits of, or paid any bonus (other than customary annual bonuses) to any manager, officer or employee, (iii) other than benefits accrued through the date hereof, paid any material benefit, including any material severance or termination pay, not provided for under any Plan, or (iv) made any grant or award to any manager, director, officer or employee of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or similar rights or any removal of existing restrictions in any Plans or Contracts or awards made thereunder;

(h) (i) redeemed, repurchased, defeased, incurred, assumed or otherwise become liable for, or modified the terms of, any indebtedness for money borrowed, other than redemptions, repurchases or defeasances at stated maturity and any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof and other than intercompany indebtedness; (ii) voluntarily incurred, assumed or otherwise become liable for, or modified, any other material indebtedness or other material liability other than intercompany indebtedness; (iii) assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or (iv) made any loans, advances or capital contributions to, or investments in, any other Person, other than, with respect to this clause (iv), (A) as required by existing Contracts as in effect as of the date hereof, (B) solely between or among the Company and the Company Subsidiaries, or (C) customary loans or advances to employees in accordance with past practice;

(i) authorized, made or committed to any capital expenditures in excess of $250,000, in the aggregate, except for (i) expenditures required by existing Contracts as in effect as of the date hereof, and (ii) expenditures made in response to any emergency;

(j) adopted or effected a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(k) instituted, settled, paid, discharged or otherwise compromised any actions, suits, proceedings, investigations or other claims pending or threatened before any arbitrator, court or other Governmental or Regulatory Authority involving a conduct remedy or injunctive or similar relief or a restrictive impact on the Business or the payment of monetary damages or the provision of goods or services, or any combination of the foregoing, by the Company or any of the Company Subsidiaries of any amount or value exceeding $100,000 in the aggregate, other than the settlement of claims, liabilities or obligations reserved against on the Company Balance Sheet for amounts not in excess of the applicable reserves;

(l) (i) settled or compromised any material Tax claim, audit or assessment, (ii) made or changed any material Tax election, changed any annual Tax accounting period, or adopted or changed any method of Tax accounting, (iii) amended any material Tax Returns or filed claims for material Tax refunds, or (iv) entered into any material closing agreement, surrendered in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of the Company Subsidiaries;

(m) changed any of the accounting methods, principles or practices used by it unless required by GAAP; or

(n) entered into an agreement, contract, commitment or arrangement to do any of the foregoing, or authorized, recommended, proposed or announced an intention to do any of the foregoing.

4.7 Tax Matters. Subject to and excluding in all respects the prepaid property Taxes and unmined mineral Taxes of the Company, which are addressed and settled pursuant to Section 2.3 hereof:

(a) Except as described on Schedule 4.7(a) of the Company Disclosure Letter: (i) the Company and the Company Subsidiaries have filed all material Tax Returns that they were required to file; (ii) all such Tax Returns, as amended, are correct and complete in all material respects; (iii) all material Taxes owed by the Company or any of the Company Subsidiaries (whether or not shown on any Tax Return) have been paid when due; (iv) neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return; (v) no claim, as to which the Company or any of the Company Subsidiaries has knowledge based upon personal contact with any agent of such Governmental or Regulatory Authority, has ever been made by a Governmental or Regulatory Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and (vi) there are no material Encumbrances on any of the assets of the Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than Encumbrances arising in the ordinary course with respect to any Tax not yet due.

(b) The Company and the Company Subsidiaries have withheld and paid all material Taxes required to have been withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, and the Company and the Company Subsidiaries have collected and paid all material Taxes required to have been collected and paid in connection with any amounts received from any customer or other third party.

(c) There is no investigation, litigation, dispute or claim concerning any material Taxes of the Company or any of the Company Subsidiaries either: (i) claimed or raised by any Governmental or Regulatory Authority; or (ii) as to which the Company or any of the Company Subsidiaries has knowledge based upon personal contact with any agent of such Governmental or Regulatory Authority. Schedule 4.7(c) of the Company Disclosure Letter: (x) lists all material categories of federal, state, local, and foreign Tax Returns filed with respect to the Company or any of the Company Subsidiaries for taxable periods ended on or after December 31, 2015; (y) indicates Tax Returns of the Company or any of the Company Subsidiaries for taxable periods ended on or after December 31, 2015 that have been audited by a Governmental or Regulatory Authority; and (z) indicates Tax Returns of the Company or any of the Company Subsidiaries that currently are the subject of an audit by a Governmental or Regulatory Authority. The Company has delivered or made available to Buyer correct and complete copies of all Tax Returns filed by or on behalf of the Company or any of the Company Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by the Company or any of the Company Subsidiaries, in each case for any Tax period ending on or after December 31, 2015.

(d) Except as described on Schedule 4.7(d) of the Company Disclosure Letter: (i) neither the Company nor any of the Company Subsidiaries has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and (ii) no power of attorney with respect to any Taxes has been executed or filed with any Governmental or Regulatory Authority.

(e) Neither the Company nor any of the Company Subsidiaries has made any payments, is obligated to make any payments, or is party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 162(a)(1) or 404 or any corresponding provision of state or local law.

(f) Except as set forth on Schedule 4.7(f) of the Company Disclosure Letter, the Company and the Company Subsidiaries will not be required, as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment to taxable income for any taxable period (or portion thereof) ending after the Closing Date. Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any “closing agreement” as described in Code Section 7121 (or any corresponding provision of foreign, state or local Law); (ii) any sale occurring on or before the Closing Date that is accounted for under the “installment method” as described in Code Section 453 (or any corresponding provision of foreign, state or local Law); or (iii) any prepaid amount received on or prior to the Closing Date.

(g) Neither the Company nor any of the Company Subsidiaries is a party to, bound by or has any material Liability under any Tax allocation, Tax-sharing, Tax indemnification or similar agreements.

(h) Neither the Company nor any of the Company Subsidiaries is or has been a member of any affiliated, consolidated, combined or unitary group with respect to Taxes or has any material Liability for unpaid Taxes with respect thereto. Neither the Company nor any of the Company Subsidiaries has any material Liability for Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise.

(i) For all Pre-Closing Tax Periods, the Company has been classified as a disregarded entity for federal income purposes and each Company Subsidiary has been classified as a disregarded entity for federal income tax purposes.

(j) All Tax elections that are in effect with respect to Taxes affecting the Company or the Company Subsidiaries as of the date hereof have been made on Tax Returns filed by Company or the Company Subsidiaries and delivered to Buyer.

(k) None of the assets of the Company or any Company Subsidiary (i) is “tax exempt use property” within the meaning of Section 168(h) of the Code; (ii) is property that the Company or any Company Subsidiary is required to treat as being owned by any other Person pursuant to the safe-harbor lease provisions of former Section 168(f)(8) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

(l) Neither the Company nor any Company Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(m) The amount of the Company’s and the Company Subsidiaries’ liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed, in any material respects, the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s and the Company Subsidiaries’ liability for unpaid Taxes for all periods following the Balance Sheet Date shall not, in the aggregate, exceed, in any material respects, the amount of accruals for Taxes on the Company’s books (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company and the Company Subsidiaries (and which accruals shall not exceed, in any material respects, comparable amounts incurred in similar periods in prior years).

(n) Except for the persons listed on Schedule 4.7(n) of the Company Disclosure Letter, none of the Company’s owners is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(o) Neither the Company nor any of the Company Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any Governmental or Regulatory Authority with respect to any material Taxes, nor is any such request outstanding.

(p) Neither the Company nor any of the Company Subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

4.8 Undisclosed Liabilities. Except for any Liabilities arising out of or related to the matters set forth on Schedule 4.11 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has any Liabilities other than Liabilities that (a) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), or (b) were incurred since the Balance Sheet Date in the ordinary course of business, or (c) are incurred in connection with the transactions contemplated by this Agreement, or (d) do not exceed $50,000 in the aggregate.

4.9 Approvals, Consents and Notices. No consent, approval, waiver or authorization by or from, or notice or filing with, any Governmental or Regulatory Authority or other Person is required to be made or obtained in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except as set forth on Schedule 4.9 of the Company Disclosure Letter.

4.10 Contracts. Except for the Contracts listed on Schedule 4.10 of the Company Disclosure Letter (the “Company Contracts”), neither the Company nor any Company Subsidiary is a party to or otherwise bound by: (a) any Contract which could reasonably be expected to involve future payments by or to the Company or a Company Subsidiary of more than Two Hundred and Fifty Thousand Dollars ($250,000) in any twelve (12) month period and which are not cancelable by the Company or the Company Subsidiaries, as applicable, on less than sixty (60) days’ notice without penalty or payment in connection with such termination; (b) any employment, consulting, severance, bonus, change of control, retention, incentive or similar Contract, including without limitation any Contract providing for severance or incentive payments to employees in the event of a sale or change in control of the Company, with any current or former officer, director, manager or employee of the Company or any of the Company Subsidiaries; (c) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case relating to any Liability that could be in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than any guaranty by the Company or any of the Company Subsidiaries of any of the obligations of the Company or any of the Company Subsidiaries; (d) any Contract that purports to limit in any material respect the right of the Company or any of the Company Subsidiaries (i) to engage in any line of business, or (ii) to compete with any Person or operate in any geographical location; (e) any Contract that contains any provision that requires the purchase of all of the Company’s or any of the Company Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and the Company Subsidiaries, taken as a whole; (f) any Contract that obligates the Company or any of its Subsidiaries (or, at any time after the Closing, Buyer or any of its Subsidiaries) to conduct business on an exclusive basis with any third party; (g) any partnership, joint venture or similar Contract; (h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than loans to direct or indirect wholly-owned Subsidiaries of the Company; or (i) any Contract which is not otherwise described in clauses (a)-(h) above that is material to the Company and the Company Subsidiaries, taken as a whole. The Company has previously provided Buyer or its representatives with complete and accurate copies of all written Company Contracts and there are no amendments to or modifications of, or significant agreements of the parties relating to, any such Company Contract which have not been disclosed to Buyer. Each Company Contract is valid and binding on the Company (or the Company Subsidiary that is a party thereto), is in full force and effect. The Company (or such Company Subsidiary) has performed all material obligations required to be performed by it to date under each Company Contract. Except as set forth in Schedule 4.10 of the Company Disclosure Letter, there is no material violation or default under (nor does there exist any condition which with the passage of time or the giving of notice or both would result in such a material violation or default under) any Company Contract by the Company or any of the Company Subsidiaries or, to the knowledge of the Company, any other party thereto. Neither the Company nor any of the Company Subsidiaries has received written notice from a party to any of the Company Contracts that such party intends to terminate, other than in accordance with the terms of such Company Contract, its normal business with the Company as a result of transactions contemplated by this Agreement or otherwise.

4.11 Litigation and Pending Proceedings. Except as set forth on Schedule 4.11 of the Company Disclosure Letter, there are no material claims, actions, suits, proceedings, investigations, charges or complaints, pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, any properties or rights of the Company or any of the Company Subsidiaries, or any officer, director or manager of the Company or any of the Company Subsidiaries in their capacities as such, in each case, before any court or other Governmental or Regulatory Authority. Except as set forth on Schedule 4.11 of the Company Disclosure Letter, neither the Company, nor the Company Subsidiaries, nor any of the Company’s or any of the Company Subsidiaries’ properties is subject to any material Order.

4.12 Real Property.

(a) Owned Real Property. Schedule 4.12(a) of the Company Disclosure Letter contains a complete and accurate list of all deeds for interests in real property, including mineral rights, mining rights, surface estates, rights of way, options and other interests in real property and easements owned by the Company or any Company Subsidiary (the instruments identified on Schedule 4.12(a) of the Company Disclosure Letter are hereinafter referred to as the “Deeds,” and the property and the property interests and rights conveyed therein, less the property described in the out-conveyances listed on Schedule 4.12(a) of the Company Disclosure Letter, are hereinafter referred to as the “Owned Real Property”).

(b) Leased Real Property. Schedule 4.12(b) of the Company Disclosure Letter hereto is a true and complete list of all interests in real property, including mineral interests, mining rights, and surface estates leased or licensed by the Company or any of the Company Subsidiaries (the leases and other Contracts identified on Schedule 4.12(b) of the Company Disclosure Letter are hereinafter referred to as the “Leases,” and the property and property rights granted therein are hereinafter referred to as the “Leased Real Property”). Schedule 4.12(b) of the Company Disclosure Letter also provides an identification of each of the Leases (whether a lease or sublease) (including parties and date). The Leased Real Property and the Owned Real Property are referred to herein collectively as the “Real Property”.

(c) Third Party Leases. Schedule 4.12(c) of the Company Disclosure Letter is a true and complete list of all documents pursuant to which the Company or any of the Company Subsidiaries has leased or subleased or otherwise granted any real property rights or interests to third parties, including mineral interests, mining rights, surface estates, rights of way, easements, options and other real property rights or interests, or pursuant to which the Company or any of the Company Subsidiaries may be entitled to receive income from any Person as a result of the use or occupancy of any real property by such Person (the leases, subleases and other Contracts identified on Schedule 4.12(c) of the Company Disclosure Letter are hereinafter referred to as the “Third Party Leases,” and the property and property rights granted therein are hereinafter referred to as the “Out Leased Property”).

(d) Copies Furnished. The Company has furnished or made available to Buyer true and complete copies of all of the Deeds, Leases, and Third Party Leases, including all amendments thereto, and true and complete copies of all title insurance policies, title opinions, abstracts, maps, surveys, lease files and conveyance files that, to the knowledge of the Company, are in the possession of the Company relating to the Real Property.

(e) Lease Defaults. Except as set forth on Schedule 4.12(e) of the Company Disclosure Letter, (i) there is no past due payment or other material default (or event that with notice or the lapse of time or both would become such a material default) by or with respect to the Company or the Company Subsidiaries with respect to the Leases or Third Party Leases, or to the knowledge of the Company, by or with respect to any other parties to the Leases or Third Party Leases; (ii) the Leases and Third Party Leases are in full force and effect with respect to the Company and the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto; and (iii) the transactions contemplated by this Agreement or the other Acquisition Documents will not constitute a breach or default (or event that with notice or the lapse of time or both would constitute a breach or default) under the terms of any of the Leases.

(f) Encroachments. To the knowledge of the Company and except for Permitted Encumbrances, (i) there are no material encroachments on the Real Property by improvements or structures located on property adjoining the Real Property or upon any easements located on the Real Property, and (ii) no part of any improvements or structures located on the Real Property materially encroaches on any property adjacent to the Real Property.

(g) No Additional Property Interests. Other than the Real Property, there are no other interests in real property, including mineral interests, mining and surface rights, easements, rights-of-way or options leased by the Company or any of the Company Subsidiaries, other contractual rights in or to any real property held by the Company or any of the Company Subsidiaries, or rights by which the Company or any of the Company Subsidiaries may be entitled to receive income from any Person as a result of the use or occupancy of any real property by such Person.

(h) Condemnation and Options.

(i) Except as set forth on Schedule 4.12(h)(i) of the Company Disclosure Letter, there is no condemnation or eminent domain proceeding of any kind pending or, to the knowledge of the Company, threatened against any of the Real Property, or any portion thereof.

(ii) Except as set forth on Schedule 4.12(h)(ii) of the Company Disclosure Letter, there are no outstanding options, rights of first refusal or similar rights granted by the Company or any of the Company Subsidiaries to any third party to purchase the Owned Real Property or any portion thereof or interest therein.

(i) Title to Real Property.

(i) Except as expressly provided herein, the Company makes absolutely no warranty regarding the Company’s title to the Owned Real Property, except for a covenant of special warranty that the Company holds title to the Owned Real Property free and clear of Encumbrances (other than Permitted Encumbrances) created by, through, or under the Company and not otherwise.

(ii) Except as to matters shown in the lease files, property files, and abstracts in the possession of the Company and made available to Buyer, and except for the Permitted Encumbrances, (x) the Company has good and marketable title to the Leases without regard to Lessor’s title to such Leased Real Property and (y) to the knowledge of the Company, each of the lessors under the Leases of the Leased Real Property has good and marketable title to the Leased Real Property, subject to the Lease to which such lessor is a party.

(iii) The Company makes no representation or warranty, express or implied, as to quantity, quality, or recoverability of any coal reserves underlying the Real Property or the condition of any improvements, structures or facilities located thereon. BUYER ACCEPTS THE REAL PROPERTY AND ANY IMPROVEMENTS OR FACILITIES IN, ON, OR UNDER THE REAL PROPERTY AS IS, WHERE IS, FREE OF ANY REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED) WITH REGARD TO THE EXISTENCE, MINEABILITY, WASHABILITY, VOLUME, LOCATION, QUANTITY OR QUALITY OF ANY COAL RESERVE OR CONDITION OF ANY IMPROVEMENTS, STRUCTURE OR FACILITY; provided, however, the Company has made available to Buyer true and complete copies of all relevant studies in the Company’s possession relating to the quality and quantity of the coal reserves in, on or under the Real Property.

4.13 Personal Property. A true and complete list of all items of machinery, equipment, vehicles, and other tangible personal property owned or leased by the Company or the Company Subsidiaries and having a book value in excess of $20,000 is set forth on Schedule 4.13 of the Company Disclosure Letter (the “Personal Property”). The Company and the Company Subsidiaries own or lease, as the case may be, the Personal Property, free and clear of all Encumbrances other than Permitted Encumbrances. Schedule 4.13 of the Company Disclosure Letter identifies all Personal Property that is leased to third parties by the Company.

4.14 Mine Safety and Health. Except as set forth on Schedule 4.14 of the Company Disclosure Letter, the Company’s Operations are and have been, since March 17, 2016, in compliance, in all material respects, with all applicable health and safety Laws (including, without limitation, the Federal Coal Mine Health and Safety Act of 1969, as amended, the Federal Mine Safety and Health Act of 1977, as amended, and the Mine Improvement and New Emergency Response Act of 2006, and similar state Laws).

4.15 Banks, Managers and Officers. Schedule 4.15 of the Company Disclosure Letter sets forth a list of all banks with which the Company or any of the Company Subsidiaries has an account, deposit, certificate of deposit, or safe deposit box along with identifying numbers and the names of all Persons authorized to draw thereon or have access thereto.

4.16 Permits and Bonds.

(a) All material Permits held by the Company or the Company Subsidiaries are listed on Schedule 4.16(a)(i) of the Company Disclosure Letter (the “Company Permits”). True and complete copies of each Company Permit have been made available to Buyer. Except as set forth on Schedule 4.16(a)(ii) of the Company Disclosure Letter, no action or claim is pending, or, to the knowledge of the Company, threatened, to revoke, suspend, modify, alter, amend or terminate any Company Permit, or to declare any Company Permit invalid in any respect.

(b) Except as set forth on Schedule 4.16(b) of the Company Disclosure Letter, the Company’s Operations are and have been, since March 17, 2016, in compliance, in all material respects, with the Company Permits, the Surface Mining Control and Reclamation Act of 1977, as amended, and similar state Laws, and in accordance with reclamation plans submitted with respect to the Company Permits, including any such variances, deferrals, or temporary cessations as may have since been granted or otherwise be applicable thereto.

(c) The Company and the Company Subsidiaries have posted all reclamation and performance bonds required to be posted in connection with the Company’s Operations. All reclamation and performance bonds posted by the Company or any of the Company Subsidiaries in connection with the Company’s Operations are listed on Schedule 4.16(c) of the Company Disclosure Letter (collectively, the “Bonds”). Except as set forth on Schedule 4.16(c) of the Company Disclosure Letter, no action or claim is pending or, to the knowledge of the Company, threatened to forfeit, collect, or otherwise draw upon any Bonds.

4.17 Intellectual Property. Set forth in Schedule 4.17 of the Company Disclosure Letter is a true and complete list of all trademarks, service marks, trade names, copyrights, patents, patent rights, logos, domain names and other material proprietary intellectual property rights owned by, or registered or applied for in the name of, the Company or the Company Subsidiaries or utilized in, and material to, the operation of the Business (the “Company’s Intellectual Property”). The Company has not received written notice that the Company’s Intellectual Property infringes the rights of any third party or is being infringed by any third party. There are no material actions or claims pending or, to the knowledge of the Company, threatened involving the Company’s Intellectual Property. There is no material restriction affecting the use or transfer of any of the Company’s Intellectual Property, and no license has been granted by the Company to any third party with respect thereto.

4.18 Applicant Violator System. Neither the Company, any of the Company Subsidiaries, nor any Person “owned or controlled” by the Company or any of the Company Subsidiaries, nor to the knowledge of the Company, any Person which “owns or controls” the Company or the Company Subsidiaries, has been notified in writing by the U.S. Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act (30 U.S.C. §§ 1201 et seq.), or any comparable state statute, that it is: (a) ineligible to receive additional surface mining permits; or (b) under investigation to determine whether their eligibility to receive such permits should be revoked, i.e., “permit blocked.” As used herein, the terms “own,” “owner,” or “ownership” and “control” or “controller” shall be defined as set forth in 30 C.F.R. § 701.5.

4.19 Insurance. Schedule 4.19 of the Company Disclosure Letter sets forth a true and complete list of all insurance policies maintained by or for the benefit of the Company or any of the Company Subsidiaries. All such policies are in full force and effect. The Company has not received written notice of cancellation or nonrenewal with respect thereto, and no event has occurred which would constitute a breach or default or permit termination, modification or acceleration of any such policy.

4.20 Labor Relations; Employee Benefit Plans.

(a) Except as set forth on Schedule 4.20(a) of the Company Disclosure Letter, (i) each of the Company and the Company Subsidiaries is and has been, since March 17, 2016, in compliance, in all material respects, with all applicable Laws, rules, regulations and orders respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health and (ii) there is no labor slowdown, stoppage or lockout pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries.

(b) Neither the Company nor any of the Company Subsidiaries (i) is a party to or bound by any collective bargaining or similar agreement with any union or other labor organization or is engaged in any labor negotiations with any labor union, or (ii) is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of its employees.

(c) The Company does not know, or have any reasonable grounds to know, of any union organizational or representational activities underway among any of the Company’s or any of the Company Subsidiaries’ employees. Neither the Company nor any of the Company Subsidiaries has been charged or threatened with a charge of any unfair labor practice.

(d) Neither the Company nor any of the Company Subsidiaries has committed any violation of the WARN Act.

(e) Schedule 4.20(e) of the Company Disclosure Letter sets forth a true and complete list of all employees employed by the Company and the Company Subsidiaries, and such list correctly reflects their salaries, wages, other compensation, dates of employment and positions. No employee of the Company or any of the Company Subsidiaries is employed other than “at-will” or is subject to any non-compete, confidentiality or similar agreement, other than as set forth on Schedule 4.20(e) of the Company Disclosure Letter.

(f) There are no discrimination or harassment charges (relating to sex, age, religion, race, national origin, ethnicity, disability or veteran status) pending or, to the knowledge of the Company, threatened before any Governmental or Regulatory Authority against the Company or the Company Subsidiaries and, to the knowledge of the Company, there is no basis therefor.

(g) Except for Seller’s 401k, life insurance, and disability insurance, the Company has no pension, retirement, profit sharing, savings, stock option, restricted stock, severance, termination, bonus, fringe benefit, insurance, medical, education reimbursement or other employee benefit plan, including each “employee benefit plan” as defined in Section 3(3) of ERISA, in each case whether written or unwritten, which is or has been sponsored, maintained or contributed to or required to be contributed to by the Company or any of the Company Subsidiaries for the benefit of current or former employees, directors, or managers of the Company or any of the Company Subsidiaries.

4.21 Potential Competing Interests. Except as set forth on Schedule 4.21 of the Company Disclosure Letter, no officer, manager or, to the knowledge of the Company, other employee of the Company or any of the Company Subsidiaries has any direct or indirect interest in any entity which competes with, is a supplier, customer or sales agent of, or is engaged in any business of the kind being conducted by, the Company. Except as set forth on Schedule 4.21 of the Company Disclosure Letter, no officer, manager or, to the knowledge of the Company, other employee of the Company or any of the Company Subsidiaries has any interest, direct or indirect, in any Contract or agreement with, commitment or obligation of or to, or claim against, the Company or any of the Company Subsidiaries. No real or personal property in which any officer, manager or, to the knowledge of the Company, any other employee of the Company or the Company Subsidiaries has an interest is used by the Company or any of the Company Subsidiaries in the operation of the Business, or located on or at any premises used by the Company or the Company Subsidiaries in the Business.

4.22 Environmental Matters.

(a) Except as set forth on Schedule 4.22(a) of the Company Disclosure Letter, the Company’s Operations are in compliance, in all material respects, with all applicable Environmental Laws. Except as set forth on Schedule 4.22(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has received notice of, or has knowledge of, any fact(s) which would constitute noncompliance with any Environmental Law that would reasonably be expected to result in a material Liability to the Company or any of the Company Subsidiaries.

(b) The Company has made available to Buyer true and complete copies of all information, including such studies, reports, correspondence, notices of violation or noncompliance, audits, analyses and test results in the possession, custody or control of the Company relating to the material noncompliance by the Company, the Company Subsidiaries or the Company’s Operations with any Environmental Laws or Permits within the previous two (2) years.

(c) Except as set forth on Schedule 4.22(c) of the Company Disclosure Letter, to the knowledge of the Company, no substance, chemical or waste (including, without limitation, asbestos, asbestos-containing material, lead paint, polychlorinated biphenyls (“PCBs”) and petroleum) that is designated or defined (either by inclusion in a list of materials or by reference to exhibited characteristics) as hazardous, toxic, dangerous or words of similar import, or as a pollutant or contaminant under any Environmental Laws, including, in each case, any constituent, raw material, product or by-product thereof (“Hazardous Substance”) has been released, produced, processed, generated, treated, stored, disposed of, used, handled or manufactured at or in, or transported, shipped or disposed of from, the Company’s Operations or the Real Property except in material compliance with Environmental Laws, and there have been no releases of any Hazardous Substance in, on, under, from or affecting the Company’s Operations or the Real Property, except as has not and would not reasonably be expected to result, individually or in the aggregate, in a material Liability to the Company or any other Company Subsidiaries.

(d) Except as set forth on Schedule 4.22(d) of the Company Disclosure Letter, none of the Company or the Company Subsidiaries has received from any Governmental or Regulatory Authority or other third party any written notice that any of them is or may be a potentially responsible party in respect of, or may otherwise bear liability for, any actual or threatened release of any Hazardous Substance at any site that is, has been or could reasonably be expected to be listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, the National Corrective Action Priority System or any similar or analogous federal, state, provincial, territorial, municipal, county, local or other domestic or foreign list, schedule, inventory or database of Hazardous Substance sites or facilities.

(e) Except as set forth on Schedule 4.22(e) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has received any material written complaint, order, directive, claim, citation or notice by any Governmental or Regulatory Authority with respect to: (i) air emissions; (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing the Real Property; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of Hazardous Substances; or (vi) other environmental, health or safety matters, affecting the Company or any of the Company Subsidiaries, any of their respective assets, any of the Real Property, any improvements located thereon or the business conducted thereon, or arising from the actions or omissions of the Company or any of the Company Subsidiaries.

(f) To the Company’s knowledge, except as set forth on Schedule 4.22(f) of the Company Disclosure Letter, there have not been and are now no underground storage tanks “owned” or “operated” (as defined by applicable Law) by the Company or any of the Company Subsidiaries or located on the Real Property.

(g) To the Company’s knowledge, except as set forth on Schedule 4.22(g) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has any material Liability for water treatment or similar obligations.

4.23 Brokers’ and Finders’ Fees. Except as set forth on Schedule 4.23 of the Company Disclosure Letter, the Company and Company Subsidiaries have not entered into and will not enter into any Contract, agreement, arrangement or understanding with any Person which will result in the obligation of the Company or any of the Company Subsidiaries to pay any finders’ fee, brokerage commission, or similar payment in connection with the transactions contemplated hereby.

4.24 Additional Compensation Payments. There are no Persons to whom the Company or any of the Company Subsidiaries has or will have, as of the Closing Date or as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement or the other Acquisition Documents, an obligation to make any Additional Compensation Payments.

4.25 Transactions with Related Parties. Except as set forth on Schedule 4.25 of the Company Disclosure Letter, to the knowledge of the Company, no Related Party of the Company or any of the Company Subsidiaries has or has had, at any time since March 17, 2016, had any Contract, agreement or other arrangement (written or oral) with the Company or any of the Company Subsidiaries.

4.26 Compliance with Law. Except as set forth in Environmental Matters (as covered by Section 4.22 hereof), Employee Benefit Plans (as covered by Section 4.20), Labor Relations (as covered by Section 4.20), the Applicant Violator System (as covered by Section 4.18), Permits and Bonds (as covered by Section 4.16), Mine Safety and Health (as covered by Section 4.14), Real Property (as covered by Section 4.12), Tax Matters (as covered by Section 4.17) and except as set forth on Schedule 4.26 of the Company Disclosure Letter, the Company and the Company Subsidiaries are and have been, since March 17, 2016, in compliance, in all material respects, with all applicable Laws (including, without limitation, all reclamation requirements of the Permits required to date by Law) and Orders, and have not received written notice of, or been threatened or placed under, any investigation with respect to any charge concerning any material noncompliance or alleged material noncompliance with any Law or Order.

4.27 Powers of Attorney. Except as set forth in Schedule 4.27 of the Company Disclosure Letter, there are no outstanding powers of attorney executed on behalf of the Company or any of the Company Subsidiaries.

ARTICLE 5
Covenants and Obligations of Buyer

5.1 Company Permit and Bond Matters.

(a) Subject to required consents or approvals from any federal, state or other governmental body, effective as of the Closing (i) Seller and the pre-Closing Company hereby transfer to Buyer, as owner and controller of the post-Closing Company, all of their rights, interests, duties, obligations, and liabilities under the Company Permits, and (ii) Buyer, as owner and controller of the post-Closing Company, hereby assumes all of Seller’s and the Company’s rights, interests, duties, obligations, and liabilities under the Company Permits, including all obligations for reclamation under applicable laws and regulations.

(b) Buyer shall, within fifteen (15) days of the Effective Date, file all documents and information necessary to obtain, and thereafter shall diligently pursue (i) to the extent transfer is permitted under applicable law and regulation, the transfer to Buyer, as owner and controller of the post-Closing Company, of the Company Permits, and (ii) the obtaining of any necessary replacements of any Company Permits. Seller shall cooperate with Buyer in all commercially reasonable ways to file and prosecute such applications, at the sole cost and expense of Buyer. Buyer shall bear any risk or expense associated with not having all necessary and appropriate Permits issued, assigned, transferred or otherwise in effect for any period following the Closing. Buyer shall be responsible for all costs associated with the transfer of the Company Permits and the replacement of the substitute bonds with respect thereto.

(c) Within fifteen (15) days after the Effective Date, Buyer shall provide Seller with evidence satisfactory to Seller, in Seller’s sole discretion, that Buyer has posted substitute bonds for the Company Permits. Buyer shall cause the existing Bonds (and all security with respect thereto) obtained by Seller and/or the Company with respect to the Company Permits to be terminated, released, and returned to Seller as soon as possible, and shall take all such actions and execute all such documents as may be necessary to effect such termination, release, and return. The “Transition Period” with respect to each Bond shall be the period beginning on the Effective Date and ending on the date such Bond has been terminated in accordance with this Section 5.1(c).

(d) To the extent allowed by and in accordance with applicable Law and regulation, Seller hereby grants to Buyer the right, after the Effective Date, to conduct operations under any of the Company Permits (and Seller will, at Buyer’s request, designate Buyer or its Affiliate as an operator under the Company Permits for this purpose) until such time as the transfer or replacement of the Company Permits to Buyer is complete, but in no event for longer than ninety (90) days after the date hereof, or for so long thereafter as Buyer is diligently pursuing such transfer and Seller shall cooperate with Buyer and provide any reasonably requested assistance with respect thereto. Buyer agrees to comply in all respects with all conditions and requirements of, or pertaining to, any such Company Permits that Buyer, the Company, or its Affiliate operates under after the date hereof, and to comply in all respects with all applicable laws and regulations.

ARTICLE 6

Covenants and Obligations of Seller

6.1 Release of Existing Encumbrances. Except as set forth in Section 8.3(h) below, Seller agrees to secure, as of the Closing, the release of any Encumbrance held by any party with respect to the Interests or the assets of the Company. The Seller is delivering the Mortgage Lien Releases pursuant to Section 8.3(h) hereof, however, the filing of such Mortgage Lien Releases with the applicable clerk’s office in order to finalize the release of such Mortgages Liens shall take place post-Closing as soon as reasonably practicable.

6.2 Payables. Seller shall cause all payables and accruals of the Company (excluding bonding obligations with respect to the Company Permits and excluding unmined mineral and other real property taxes contemplated to be allocated between Seller and Buyer as of the Closing Date in accordance with Section 2.3 hereof) to be paid in full at the later of (a) Closing, or (b) the date on which a payable is due in accordance with its terms.

6.3 Conduct of the Company

. From the Effective Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business.

(a) Without limiting the foregoing, from the date hereof until the Closing Date, Seller cause the Company and the Company Subsidiaries to:

(1) pay the debts, Taxes and other obligations of the Business when due;

(2) preserve and maintain all Company Permits required for the conduct of the Business as currently conducted or the ownership and use of the Company;

(3) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(4) maintain the Company’s and the Company’s Subsidiaries’ properties and assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(5) continue in full force and effect without modification all insurance policies with respect to the Company and the Company’s Subsidiaries and their respective assets, except as required by applicable Law;

(6) defend and protect the Company’s and the Company’s Subsidiaries’ properties and assets from infringement or usurpation;

(7) perform all of its obligations under all Contracts;

(8) maintain the Company and the Company Subsidiaries’ Books and Records in accordance with past practice;

(9) comply in all material respects with all Laws applicable to the conduct of the Business; and

(10) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.6 to occur.

(b) Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall not, and will not permit the Company or any Company Subsidiary to:

(1) Make any payment outside of the ordinary course of business in distribution to or redemption of any equity interest, except such distributions of cash by the Company in order to reduce the amount of all cash that is held by the Company, determined on a consolidated basis, at the close of business on the Business Day immediately preceding the Closing Date to zero;

(2) Issue or sell, or offer to issue or sell, any equity security or equity;

(3) Create, incur, assume or become responsible for the payment of any indebtedness, other than trade payables incurred in the ordinary course that are not material in the aggregate, or agree to the amendment of any existing indebtedness, or incur any liability to a Company Subsidiary connection with the acquisition of any asset from such Company Subsidiary;

(4) (A) Engage in any sale or series of related sales of any material assets other than sales in the ordinary course of business or (B) sell or agree to sell or otherwise dispose of all or substantially all of the assets of;

(5) Incur, assume or suffer any lien upon or in respect of any of its property or assets to secure any indebtedness, other than (A) municipal, tax, association and similar liens on property owned by the Company or any Company Subsidiary typically imposed on similar properties, or (B) construction, workman’s or materialman’s liens on property owned by the Company or any Company Subsidiary incurred in the ordinary course;

(6) Consolidate or merge with any other entity or reorganize;

(7) Liquidate or dissolve or file for bankruptcy protection;

(8) Except as otherwise specifically set forth in this Agreement, to become a party to any transaction or other arrangement with a Related Party, their family members or any entity owned or controlled by any of them;

(9) Adopt any change in its Charter Documents or create any new Company Subsidiary; or

(10) Pay, discharge, settle or satisfy any material Claim.

6.4 Restrictive Covenants.

(a) For a period of twelve (12) months commencing on the Closing Date (the “Restricted Period”), Seller and Seller’s Management shall not, and shall not permit any of its or their respective Affiliates to, directly or indirectly, hire or solicit any person who is employed by the Buyer, the Company or any of the Company Subsidiaries, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.4(a) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or the Company during the Restricted Period or thereafter, or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(b) From and after the Closing, Seller and Seller’s Management shall, and shall cause their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller or Seller’s Management, any of their respective Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller or Seller’s Management, any of their respective Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller, any of Seller’s Management or any of their respective Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(c) Each of Seller and Seller’s Management acknowledges that a breach or threatened breach of this Section 6.4 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or any of Seller’s Management of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Each of Seller and each of Seller’s Management acknowledges that the restrictions contained in this Section 6.4 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.4 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.5 Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Without limiting the foregoing, if requested, Seller shall permit Buyer and its Representatives to conduct environmental due diligence of the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Real Property. Any investigation pursuant to this Section 6.5 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

6.6 Notice of Certain Events. From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(a) any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.1 or Section 8.3 to be satisfied;

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement; and

(iii) any Actions commenced or, to Seller’s knowledge, threatened against, relating to or involving or otherwise affecting the Business, the assets or liabilities of the Company or any Company Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.6 or Section 4.11 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.6 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Company Disclosure Letter.

6.7 Books and Records.

(a) In order to facilitate the resolution of any claims made by or against or incurred by the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

6.8 Closing Conditions. From the Effective Date until the Closing, Seller shall use its best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 8 hereof.

6.9 Employees.

(a) Commencing on the Closing Date, Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date, or as soon as reasonably practicable thereafter in accordance with Seller’s normal payroll practices.

(b) Except for those claims set forth on Schedule 4.11 to the Company Disclosure Letter, the Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Except for those claims set forth on Schedule 4.11 to the Company Disclosure Letter, Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

ARTICLE 7

Mutual Covenants

7.1 Post-Closing Tax Matters.

(a) The Seller shall prepare or cause to be prepared, and shall file or cause to be filed, at the Seller’s sole expense, all federal and state tax returns for the Company for all periods ending on or prior to the Closing Date which are due to be filed after the Closing Date (the “Final Tax Returns”). The Buyer shall be responsible for filing all federal and state tax returns for the Company, and for paying all Taxes of the Company, for all periods ending after the Closing Date.

(b) Buyer agrees to pay all sales or use, transfer and other taxes (except income taxes) arising from or related to the transactions contemplated hereby (“Transfer Taxes”) up to $50,000 and any Transfer Taxes in excess of $50,000 shall be paid 50% by Seller and 50% by Buyer to be paid in full at the later of (a) Closing, or (b) the date on which such Transfer Tax is due. The Buyer and Seller shall cooperate to facilitate the payment of such Transfer Taxes in excess of $50,000.

(c) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such tax return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (i) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods (and to the extent notified by Buyer, any extensions thereof), and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records.

7.2 Further Assurances. Upon the reasonable request of any party at any time after the Closing, the other parties shall promptly execute and deliver such documents and instruments and take such additional action as the requesting party may request to effectuate the intents and purposes of this Agreement.

7.3 Public Disclosure. No party hereto shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, except where such release or announcement is required by applicable Law, court process or the requirements of any national securities exchange and provided that the other parties are notified in writing as to the content of such release or announcement prior to the publication thereof and are given a reasonable opportunity to comment thereon. Wexford Capital LP shall have the right to consent to any use of its name (or the name of any of its affiliates) in any publicity (including press releases and announcements).

7.4 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with the negotiation and consummation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.5 No Other Representations or Warranties. Buyer agrees that, except for the representations and warranties made by the Seller that are expressly set forth in Article 4 (as modified by the Company Disclosure Letter) and in any certificate provided pursuant to Section 8.3(c), neither Seller nor the Company has made and shall not be deemed to have made any representation or warranty of any kind. Without limiting the generality of the foregoing, Buyer agrees that neither the Seller, the Company, any Company Subsidiary, nor any of their respective Affiliates or representatives, makes or has made any representation or warranty to Buyer or its Affiliates with respect to:

(a) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any Company Subsidiary or the future business, operations or affairs of the Company or any Company Subsidiary heretofore or hereafter delivered to or made available to Buyer or its representatives or Affiliates; or

(b) any other information, statement or documents heretofore or hereafter delivered or made available to Buyer or its representatives or Affiliates, except to the extent and as expressly covered by a representation or warranty made by the Seller and contained in Article 4 of this Agreement (as modified by the Company Disclosure Letter).

7.6 Cooperation. In the event that any administrative or judicial proceeding is instituted (or threatened to be instituted) by a Governmental or Regulatory Authority or private party challenging the transactions contemplated by this Agreement, or any other agreement contemplated hereby, each of Buyer and Seller shall, and Seller shall cause the Company to, cooperate with each other and use its respective commercially reasonable efforts to contest and resist any such proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Buyer shall cause the Company to reasonably cooperate, at Seller’s cost and expense, after the Closing Date with respect to the handling and use of Seller’s information technology assets and employees located on the Company’s property. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all required hereunder consents, authorizations, orders and approvals.

7.7 Allocation of Purchase Price. The Purchase Price and Liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within thirty (30) days following the Closing Date. If the Seller does not notify Buyer, in writing within thirty (30) days of receipt of the Allocation Schedule, that it objects to one or more items reflected therein, then the Seller shall be deemed to have accepted the Allocation Schedule. If the Seller notifies Buyer, in writing within thirty (30) days of receipt of the Allocation Schedule, that it objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if they are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following Buyer’s receipt of Seller’s notice of objection, such dispute shall be submitted to the Independent Auditor for resolution as a tax expert and not an arbiter, and the parties shall use reasonable efforts to cause the Independent Auditor to resolve the disagreements within thirty (30) days. The Allocation Schedule, as accepted or agreed to by the parties or finally determined by the Independent Auditor, shall be binding on Seller, Buyer, and the Company. The fees and expenses of the Independent Auditor shall be borne half by Seller and half by Buyer. The parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule.

ARTICLE 8

Conditions Precedent

8.1 Conditions to Obligations of the Parties. The obligations of each of the Parties to consummate the Transactions are subject to the satisfaction of the following conditions:

(c) No provision of any Law shall prohibit the consummation of the transactions contemplated hereby;

(d) there shall not be pending any action by any Governmental or Regulatory Authority seeking to prohibit the consummation of the Transactions; and

(e) All consents, authorizations, orders and approvals from Governmental or Regulatory Authorities that are required to be obtained or given prior to or upon the Closing Date, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

8.2 Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated to be completed by the Closing Date under this Agreement shall be subject to the satisfaction of each of the following conditions at or before the Closing Date:

(a) Representations, Warranties and Covenants. The representations and warranties of Buyer contained herein, without taking into account any materiality or material adverse effect qualifiers set forth therein, shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing (except for such representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such specific date), except where the failure of such representations and warranties to be true and correct in all respects has not had and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transactions or perform its obligations hereunder. Buyer shall have performed all obligations and complied with all covenants and obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(b) Other Acquisition Documents. Buyer shall have executed and delivered all other Acquisition Documents.

(c) Consents and Approvals. All consents and approvals required to be obtained by Seller in connection with the transactions contemplated hereby shall have been obtained.

8.3 Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated to be completed by the Closing Date under this Agreement shall be subject to the satisfaction of each of the following conditions at or before the Closing Date:

(a) Representations, Warranties and Covenants. The representations and warranties of Seller contained hereinshall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing (except for such representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such specific date), and each of the Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing (except for Fundamental Representations that are made as of a specific date, which Fundamental Representations shall be true and correct at and as of such specific date). Seller shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

(b) Other Acquisition Documents. Seller shall have executed and delivered all other Acquisition Documents.

(c) Consents and Approvals. All consents and approvals required to be obtained by Buyer in connection with the transactions contemplated hereby shall have been obtained.

(d) Material Adverse Effect. Since the Most Recent Balance Sheet Date, there shall have been no Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) Seller Certification. Buyer shall have received a certificate signed by the Seller to the effect that the conditions in Section 8.3(a) and Section 8.3(d) have been satisfied (the “Seller Certification”).

(f) Secretary Certificate. Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Acquisition Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Incumbency Certificate. Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Acquisition Documents and the other documents to be delivered hereunder and thereunder.

(h) Release of Encumbrances. All Encumbrances relating to the Interests and the Real Property and other assets of the Company and the Company Subsidiaries shall have been released in full, other than Permitted Encumbrances, and at Closing Seller shall have delivered to Buyer written evidenceof the Bank’s release of such Encumbrances (the “Mortgage Lien Releases”); provided however, that the Encumbrances created and maintained pursuant to that Amended and Restated Credit Agreement, dated as of July 29, 2011, as amended, by and among Seller, each of the guarantors party thereto, the Lenders party thereto, and PNC Bank, National Association (the “Bank”), as Administrative Agent (the “Mortgage Liens”), shall be released upon the filing of such Mortgage Lien Releases after the Closing Date as soon as reasonably practicable.

(i) Resignations. Seller shall have delivered to Buyer resignations of all directors and officers of the Company and the Company Subsidiaries and provided evidence of its removal of all signatories from the Company’s and the Company Subsidiaries’ bank accounts.

(j) Additional Documents and Instruments. Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

8.4 Frustration of Closing Conditions. None of the Buyer or the Seller may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use the standard of effort required from such Party to consummate the Transactions, as required by and subject to Section 7.6 and Section 11.11.

ARTICLE 9
Closing and Termination

9.1 Closing. The Closing shall take place at the Seller’s office in Lexington, Kentucky on August ___, 2016 (the “Closing Date”).

9.2 The Closing Date. For tax and accounting purposes, the Closing shall be deemed to have occurred at one minute before midnight on the Closing Date.

9.3 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing only as provided below:

(a) by mutual written agreement of the Buyer and the Seller;

(b) by either the Buyer or the Seller if the transactions contemplated by this Agreement have not been consummated on or before September __, 2016; provided, that the right to terminate this Agreement pursuant to this Section 9.3(b) will not be available to any Party hereto whose knowing or willful breach of any provision of this Agreement results in the failure of the Transactions to be consummated by such time;

(c) by either the Seller or Buyer if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any Governmental or Regulatory Authority having competent jurisdiction;

(d) by Buyer if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of the Sellers contained in Article 4 of this Agreement or (ii) the Seller has breached or violated any covenant contained in this Agreement, in each case which breach, inaccuracy or violation (A) would result in the failure to satisfy a condition set forth in Section 8.1 or Section 8.3 and (B) cannot be or has not been cured by the date which is twenty (20) days after Buyer notifies the Seller of such breach, inaccuracy or violation; or

(e) by the Seller if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of any of Buyer contained in Article 3 of this Agreement or (ii) the Buyer has breached or violated any covenant contained in this Agreement, in each case which breach, inaccuracy or violation (A) would result in the failure to satisfy a condition set forth in Section 8.1 or Section 8.2 and (B) cannot be or has not been cured by the date which is twenty (20) days after such Seller notifies Buyer of such breach, inaccuracy or violation.

The Party hereto desiring to terminate this Agreement pursuant to clauses (b), (c), (d), or (e) above will give notice of such termination to the other Party.

9.4 Effect of Termination. If this Agreement is terminated as permitted by Section 9.3, the representations and warranties of the Buyer and the Seller shall terminate, there shall be no liability of any Party hereto arising from or relating to any breaches by such Party of its representations and warranties, and termination shall be each Party’s exclusive remedy for any breach by another party of its representations and warranties; provided, however:

(a) that nothing herein is intended or shall be construed to limit the liability of any Party hereto if such termination results from such Party’s intentional (i) failure to fulfill a condition to the performance of the obligations of the other Party or (ii) failure to perform a covenant under this Agreement;

(b) that the rights and obligations of the Buyer and Seller under Sections 5.1, 6.4, 6.7, 6.9 and 7.1, 7.2, 7.3, 7..4, 7.6, 7,7 and 9.4 and Articles 10 and 11 will survive any termination hereof pursuant to Section 8.

ARTICLE 10
Survival of Representations, Warranties and Covenants; Indemnification

10.1 Survival of Representations, Warranties and Covenants. Each representation and warranty (other than the Fundamental Representations) contained in this Agreement shall expire on the one-year anniversary of the Closing Date, except that any such representation or warranty that has been made the subject of a Claim prior to such expiration date shall survive with respect to such Claim until the final resolution of such Claim pursuant to this Article 10. Unless otherwise expressly stated herein, all Fundamental Representations, covenants and agreements of the parties contained in this Agreement shall survive the Closing indefinitely. The Fundamental Representations set forth in Section 4.7 (Tax Matters) and in Section 4.22 (Environmental Matters) will survive the Closing until the date that is 30 days following the expiration of the applicable statute of limitations. The Fundamental Representations, other than the Tax Matters representations and Environmental Matters representations, will survive the Closing indefinitely.

10.2 Indemnification Provisions for Benefit of Buyer. Subject to the limitations set forth in this Article 10, after the Closing, Buyer and its representatives (each, an “Indemnified Party” and collectively, the “Indemnified Parties” and the party against whom such claims are asserted under this Article 10 is referred to as the “Indemnifying Party”) shall be indemnified and held harmless from and in respect of any and all damages, losses, claims, deficiencies, liabilities, suits, demands, judgments and costs and expenses (including costs of investigations and reasonable attorneys’ fees) (each a “Loss” and collectively “Losses”) related to, resulting from, arising out of, or caused by, directly or indirectly:

(a) any breach Seller or Seller’s Management of any representation, warranty, covenant or agreement contained in this Agreement (including any inaccuracy in the Seller Certification with respect to any of the matters to be set forth thereon) or any other Acquisition Document (a “Company Breach Claim”);

(b) the Seller’s fraud (a “Company Fraud Claim”);

(c) Company Indemnified Taxes (“Company Tax Claim”);

(d) Additional Compensation Payments that are not included as a current liability on the Balance Sheet (a “Compensation Claim”);

(e) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of the Company, any Company Subsidiary or any of their respective Affiliates conducted, existing or arising on or prior to the Closing Date, but only to the extent not disclosed in the Seller’s representations herein or the Company Disclosure Letter (each a “Pre-Closing Third Party Claim”);

(g) any and all liabilities arising from or related to operations under the existing Bonds (including, without limitation, all Bond premium payments) for the Company Permits prior to the Transition Period, but only to the extent not disclosed in the Seller’s representations herein or the Company Disclosure Letter (“Company Bond Claims”); and

(h) any and all liabilities arising prior to the Closing from or related to violations of mining and environmental laws or regulation under the Company Permits arising or resulting from operations of Seller the Company, or their Affiliates prior to the Closing, but only to the extent not disclosed in the Seller’s representations herein or the Company Disclosure Letter (“Company Permit Claims”).

10.3 Certain Limitations.

(a) The indemnification provided in Section 10.2 is subject to the following limitations:

(i) No Indemnified Party may recover any Losses with respect to a Company Breach Claim (other than a Company Breach Claim that constitutes a breach of any of the Fundamental Representations, a Company Fraud Claim, a Pre-Closing Third Party Claim, a Company Tax Claim, a Company Bond Claim, a Company Permit Claim or a Compensation Claim) until the cost of all Losses incurred by the Indemnified Party based on the same or a substantially similar set of facts giving rise to a Company Breach Claim exceeds $10,000 (“Excluded Company Claims”). Additionally, no Indemnified Party may recover any Losses under this Article relating to a Company Breach Claim (other than a Company Breach Claim that constitutes a breach of any of the Fundamental Representations, a Company Fraud Claim, a Pre-Closing Third Party Claim, a Company Tax Claim, a Company Bond Claim, a Company Permit Claim or a Compensation Claim) unless and until the aggregate amount of all such Losses (without regard to any Excluded Company Claims) exceeds the Threshold Amount and then only with respect to amounts in excess of the Threshold Amount.

(ii) The maximum liability of the Company and the Seller, in the aggregate for all claims under Section 10.2 (other than a Company Breach Claim that constitutes a breach of any of the Fundamental Representations, a Company Fraud Claim, or a Pre-Closing Third Party Claim), shall be limited to Five Million Dollars ($5,000,000).

(iii) No Indemnified Party shall have any indemnification rights with respect to a Company Breach Claim (other than a Company Breach Claim that constitutes a breach of any of the Fundamental Representations, a Company Fraud Claim, a Pre-Closing Third Party Claim, a Company Tax Claim, a Company Bond Claim, a Company Permit Claim or a Compensation Claim) and no Indemnifying Party shall have any obligation to provide indemnity hereunder with respect to such claims, unless such Claim is brought in accordance with this Article 10 on or before the date that is one (1) year following the Closing Date.

(b) The indemnification provided in Section 10.4 is subject to the following limitations:

(i) The Seller may not recover any Losses with respect to a Buyer Breach Claim until the cost of all Losses incurred by the Seller based on the same or a substantially similar set of facts giving rise to a Buyer Breach Claim exceeds $10,000 (“Excluded Buyer Claims”). Additionally, the Seller may not recover any Losses under this Article relating to a Buyer Breach Claim unless and until the aggregate amount of all such Losses (without regard to any Excluded Buyer Claims) exceeds the Threshold Amount and then only with respect to amounts in excess of the Threshold Amount.

(ii) The maximum liability of the Company and Buyer for all claims under Section 10.4 shall be limited to $1,000,000.

(iii) The Seller shall not have any indemnification rights with respect to a Buyer Breach Claim and no Indemnifying Party shall have any obligation to provide indemnity hereunder with respect to such claims, unless such Claim is brought in accordance with this Article 10 on or before the date that is one (1) year following the Closing Date.

10.4 Indemnification Provisions for Benefit of Seller. Subject to the limitations set forth in this Article 10, after the Closing, Seller shall be indemnified and held harmless from and in respect of any and all Losses arising from and after the Closing Date related to, resulting from, arising out of, or caused by, directly or indirectly:

(a) operations under each of the existing Bonds (including, without limitation, all Bond premium payments) for the Permits during the Transition Period with respect thereto; and

(b) violations of mining and environmental laws or regulation under the Permits arising or resulting from operations of Buyer, the Company, or its Affiliates post-Closing (each of the foregoing, a “Buyer Breach Claim”).

10.5 Claims.

(a) Notice. Any Indemnified Party seeking indemnification hereunder shall promptly notify the Seller of any action, suit, proceeding, demand, claim or breach (a “Claim”) with respect to which the Indemnified Party claims indemnification hereunder, and such notice shall specify in reasonable detail the individual items of Loss, the basis for the anticipated liability and the nature of the breach of representation, warranty, covenant or agreement giving rise to such Losses, provided that the failure to give such prompt notice shall not relieve the Indemnifying Party of its obligations under this Article 10 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

(b) Third-Party Claims. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a “Third-Party Claim”), the Indemnifying Party shall be entitled to assume the defense of such Third-Party Claim in its own name, or, if necessary, in the name of the Indemnified Party; provided the following conditions must be satisfied: (i) the Indemnifying Party shall have confirmed in writing, within thirty (30) days after receiving notice of such Third-Party Claim, that it is assuming such defense, (ii) the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party’s own counsel advisable, and (iii) such Third Party Claim does not involve a Claim for equitable relief involving the ongoing operations of Buyer, the Company, or any of their respective Subsidiaries. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 10.5(c), (A) it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third- Party Claim, and (B) the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to defend such Third-Party Claim, by failing to give notice as provided in this Agreement or otherwise, or is not permitted to defend such Third-Party Claim, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 10.5(c), pay, compromise and/or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.

(c) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement to the contrary, the Indemnifying Party shall not compromise or settle any Third- Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless such compromise or settlement (i) provides for the unconditional release of the Indemnified Party from all Liabilities in connection with such Third- Party Claim, and (ii) relates to a Claim for monetary relief only. If the Indemnified Party has assumed the defense of the Third-Party Claim, it shall not compromise or settle such Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) Direct Claims. Following receipt of notice of a Claim on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”), the Indemnifying Party shall have 30 days to respond in writing to such Direct Claim. If the Indemnifying Party does not respond within such 30 day period, the Indemnifying Party will be deemed to have accepted such Direct Claim. If the Indemnifying Party rejects all or any part of such Direct Claim, the Indemnifying Party and the Indemnified Party shall attempt in good faith for 30 days to resolve such Direct Claim. If no such agreement can be reached through good faith negotiation within 30 days, either the Indemnifying Party or the Indemnified Party may resolve such dispute using such remedies as may be available on the terms and subject to the provisions of this Agreement.

(e) Method and Manner of Paying Claims. In the event of any Claims under this Article 10, the claimant shall advise the Indemnifying Party by written notice specifying in reasonable detail the individual items of damages for which indemnification is being sought, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related. The Indemnifying Party shall first satisfy any such obligation by offsetting such amount against the unpaid Deferred Payments, if any, and thereafter if this amount is insufficient to permit recovery in full with respect to such claims or unavailable, by seeking redress from the Seller which shall satisfy such Claim by wire transfer of immediately available funds within 15 Business days of the date upon which such a Claim is agreed to by the Indemnifying Party or is finally adjudicated to be payable pursuant to this Article.

10.6 Remedy. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge that, after the Closing Date, the indemnification provisions set forth in this Article constitute the sole and exclusive recourse and remedy of the Indemnified Parties with respect to the breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement, the other Acquisition Documents or in any closing certificate executed and delivered by the Seller in connection herewith or otherwise in connection with the transactions contemplated hereby. Notwithstanding any provision in this Agreement to the contrary, no party hereto shall in any event be liable to any Person, on account of any indemnity obligations set forth in this Article 10 or otherwise, for, and each party hereto waives any right it may have to claim or recover, any indirect, consequential, special, incidental or punitive damages (including lost profits, diminution in value, loss of use, damage to goodwill or loss of business) other than any such damages paid to a third party in connection with a Third-Party Claim. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligations set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provision set forth in this Article 10 and except for any such rights, claims, or causes of action arising from fraud, intentional misrepresentation or willful misconduct. Nothing in this Section shall limit any Person’s right to seek and obtain any injunctive or other equitable relief, including pursuant to Section 11.7, to which any Person shall be entitled.

10.7 Amount of Losses.

(a) The amount of any Loss payable hereunder shall be reduced by any insurance proceeds actually received by the Indemnified Party with respect to the event or occurrence giving rise to such Losses and shall be reduced by any amounts which the Indemnified Party actually receives from third parties in connection with Losses for which indemnification is sought under this Article in each case net of any expenses incurred in obtaining such proceeds or amounts. The Indemnified Party shall use commercially reasonable efforts to pursue insurance or other claims that may reduce or eliminate Losses. If the Indemnified Party both collects proceeds from any insurance company or other Person and receives a payment from the Indemnifying Party pursuant to this Article, and the sum of such proceeds and payment is in excess of the amount payable with respect to the matter that is the subject of the indemnity, then the Indemnified Party shall promptly refund the amount of such excess (up to, but not exceeding, the amount of the payment received from the Indemnifying Party) to the Indemnifying Party.

(b) Each Indemnified Party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate Losses in connection with claims for which a party seeks indemnification under this Article.

(c) The representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation, warranty, covenant or agreement is, was or might be inaccurate or unsatisfied.

10.8 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE 11
Miscellaneous

11.1 Entire Agreement. This Agreement and the other Acquisition Documents, including all amendments, schedules, annexes and attachments hereto and thereto, constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersede all prior understandings with respect to the subject matter hereof and thereof. No extension, change, modification, addition or termination of this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

11.2 Benefit and Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective executors, administrators, heirs, successors, and permitted assigns. This Agreement, and the rights and obligations hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto.

11.3 Notices. All notices under this Agreement (“Notices”) shall be given (a) by personal delivery; (b) by registered or certified mail, postage prepaid, return receipt requested; or (c) by nationally recognized overnight or other express courier services. Either the Seller or Buyer may change its address by Notice to the other party.

(a)	If to the Seller:

Rhino Energy LLC
424 Lewis Hargett Circle, Suite 250
Lexington, Kentucky 40503

(b)	If to Buyer:

c/o Wexford Capital LP
411 West Putnam Avenue
Greenwich, CT 06830
Attention: Mark Zand and Arthur Amron, Esq.
Facsimile No.: 203-862-7490 and 203-862-7312

All such notices, requests and other communications shall (a) if delivered personally to the address as provided in this Section 11.3, be deemed given upon delivery; (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 11.3, be deemed given upon receipt of facsimile confirmation; (c) if delivered by overnight courier to the address as provided in this Section 11.3, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11.3). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

11.4 Amendment and Modification. This Agreement may not be amended or modified in any manner nor may any of its provisions be waived except by written amendment executed by the Buyer and the Seller. A waiver or amendment shall only be effective if (a) it is in writing and signed by the Buyer and the Seller, (b) it specifically refers to this Agreement and (c) it specifically states that the applicable Party is waiving or amending its rights hereunder. Any such amendment, modification or waiver shall be effective only in the specific instance and for the purpose for which it was given.

11.5 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) by any party without the prior written consent of the other parties hereto and any attempt to do so shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

11.6 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

11.8 Headings. The headings used in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

11.9 Multiple Counterparts. This Agreement may be executed in two or more counterparts (including via e-mail transmission), each of which shall be an original, but all of which together shall constitute one and the same instrument.

11.10 Waiver. No waiver or failure to insist upon strict compliance with any agreement or condition shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party, which expressly states that it is intended to extend a deadline or waive a right hereunder.

11.11 Time of the Essence. The parties hereto acknowledge and agree that time is of the essence in the performance of this Agreement.

11.12 Further Assurances. At the request and the sole expense of the requesting party, at any time after the Closing Date, each party shall execute and deliver such documents as the other party or its counsel may reasonably request to effectuate the intents and purposes of this Agreement.

11.13 Governing Law; Jurisdiction.

(a) This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules. Notwithstanding the foregoing, any construction or interpretation of a matter with its primary nexus in the Commonwealth of Kentucky, which shall include only matters related to real property, leases, Permits, labor and employment, and mining and environmental matters, shall be determined in accordance with the laws of the Commonwealth of Kentucky, without regard to its conflict of laws rules.

(b) Each of the parties hereto irrevocably and unconditionally consents and submits to the jurisdiction of the courts of the Commonwealth of Kentucky and agrees that any action involving any equitable or other claim shall be brought exclusively in the courts of the Commonwealth of Kentucky situated in Lexington, Fayette County, Kentucky. In the event that the courts of the Commonwealth of Kentucky situated in Lexington, Fayette County, Kentucky do not accept jurisdiction over any such action, the parties hereto irrevocably agree that any such action then shall be brought exclusively in the United States District Court for the Eastern District of Kentucky. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the courts of the Commonwealth of Kentucky situated in Lexington, Fayette County, Kentucky or (ii) the United States District Court for the Eastern District of Kentucky, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Rhino Energy LLC

By:	/s/ Richard Boone
Name:	Richard Boone
Title:	Executive Vice President and CFO

Elk Horn Coal Acquisition LLC

By:	/s/ Arthur Amron
Name:	Arthur Amron
Title:	Vice President and Assistant Secretary

Only with respect to Section 6.4 and Article 11

Seller’s Management:

/s/ William Tuorto
Name:	William Tuorto
Title:	Executive Chairman

/s/ Richard Boone
Name:	Richard Boone
Title:	Executive Vice President and CFO

/s/ Whitney Kegley
Name:	Whitney Kegley
Title:	VP, Secretary, and General Counsel

/s/ Brian Aug
Name:	Brian Aug
Title:	Vice President of Sales

/s/ Chad Hunt
Name:	Chad Hunt
Title:	Senior VP of Business Development

/s/ Elizabeth Branham
Name:	Elizabeth Branham
Title:	VP, Controller, and Assistant Secretary

/s/ Scott Morris
Name:	Scott Morris
Title:	VP of Finance

Guaranty

In order to induce Seller to enter into this Agreement, the undersigned, The Elk Horn Coal Company, LLC (“Guarantor”) hereby unconditionally and irrevocably guarantees the full payment and performance when due of any and all obligations and liabilities of the Buyer with respect to Deferred Payments, as set forth in Section 2.2(b) of this Agreement (the “Guaranteed Payments”). If Buyer fails to pay all or any part of the Guaranteed Payments when due, Guarantor, immediately on demand of Seller, will pay the amount due and unpaid by Buyer, in like manner as if the amount constituted the direct and primary obligation of Guarantor.

The Elk Horn Coal Company, LLC

By:	/s/ Joseph Funk
Name:	Joseph Funk
Title:	President/CEO